Exhibit 10.2
December 5, 2012

Michael Singer
245 West 99th St., Apt. 25B
New York, NY 10025

Dear Michael:
We are pleased to offer you a position as a Managing Director, with the functional title of Chief Executive Officer of Ramius LLC (“Ramius” or the Company), a wholly owned subsidiary of Cowen Group, Inc. You will report to Peter A. Cohen and/or any other person who becomes the Chief Executive Officer of Cowen Group, Inc. We look forward to a mutually rewarding and beneficial relationship. This offer is contingent on you starting work with the Company by December 15, 2012. This Employment Agreement and the attached Terms and Conditions of Employment will govern your employment from your start date until your employment is terminated in accordance with the terms of this letter (the “Term”), and the Terms and Conditions of Employment will continue after the Term.
1.Compensation.
a.Base Salary. You will be paid a base salary (the “Base Salary”) at the annualized rate of Five Hundred Thousand Dollars ($500,000) less applicable tax and payroll deductions, payable in accordance with the Company’s payroll practices.
b.Guaranteed Bonus. For fiscal years 2012, 2013 and 2014, subject to terms and conditions set forth in this Employment Agreement, you will receive a guaranteed annual bonus at an annualized rate of Five Hundred Thousand Dollars ($500,000) (the “Guaranteed Bonus”), with (i) four hundred thousand dollars ($400,000) payable in cash, (ii) fifty thousand dollars ($50,000) payable in deferred cash (the “Guaranteed Deferred Cash Award”) and (iii) fifty thousand dollars ($50,000) payable in restricted shares or stock units of Cowen Group, Inc. (the “Guaranteed Equity Award”). For the avoidance of doubt, your Guaranteed Bonus for 2012 (including the manner in which it is payable) shall be a prorated amount based on the number of days you are employed by the Company in 2012. The number of shares granted in connection with the Guaranteed Equity Award and the vesting for the Guaranteed Deferred Cash Award and Guaranteed Equity Award shall be determined by and subject to the Company’s then-prevailing bonus and compensation deferral policies. The cash portion of the Guaranteed Bonus will be less applicable tax and payroll deductions, and payable at the same time the Company pays annual bonuses to similarly situated employees, but no later than March 15 following the end of the applicable calendar year. The Company will award the Guaranteed Deferred Cash Award and Guaranteed Equity Award when the cash portion of the Guaranteed Bonus is paid. The Guaranteed Bonus will be a draw against your annual Economic Income Bonus (as defined below), but if the Economic Income Bonus is less than the amount of the Guaranteed Bonus in any year, the deficit will not be carried forward to future years. Except as provided in the Termination of Employment Paragraph, below, in order to earn and receive the Guaranteed Bonus you must remain in Good Standing through the end of the calendar year for which a Guaranteed Bonus is payable.
c.Economic Income Bonus. Subject to the provisions of paragraph 1.g. and the other terms and conditions of this Employment Agreement, you will receive an Economic Income Bonus (the “Economic Income Bonus”) based on the Economic Income (as defined below) of the Company for each calendar year during the Term, payable in the manner set forth in paragraph 1.f. below. Except as provided in the Termination of Employment Paragraph, below, in order to earn and receive the Economic Income Bonus you must remain in Good Standing through the end of the calendar year for which any Economic Income Bonus is paid. The calculation of Economic Income shall be reasonably determined by the Company in consultation with you in accordance with its regular accounting procedures. Economic Income will be calculated for the twelve-month period ending on December 31 of each calendar year (each, a “Calculation Period”) except that (a) the first Calculation Period will be from January 1, 2013 through December 31, 2013 and (b) the last Calculation Period will end as of the last day of the fiscal quarter immediately following the date you are no longer employed by the Company. You are not entitled to receive any minimum Economic Income Bonus. For each Calculation Period, the Economic Income Bonus shall be an amount equal to (A) the sum of (i) 6.0% of the amount of Economic Income above the Threshold up to the Compounded Annual Growth Rate (as defined below) and (ii) 8.0% of the amount of Economic Income above the Compounded Annual Growth Rate less (B) (u) the Economic Income Offset (as defined below), if any, and (v) the Prop Income Offset (as defined below), if any; provided that the total Economic Income Bonus shall not exceed 7.0% of the amount of the Economic Income above the Threshold for such Calculation Period.
“Compounded Annual Growth Rate” shall mean current year Economic Income minus the prior year’s Economic Income divided by the prior year’s Economic Income.
“Economic Income” shall mean the Economic Income for the Alternative Investment segment of Cowen Group, Inc., but not including investment income and related expenses. Attached as Annex A is a sample calculation of Economic Income.
“Threshold” shall mean (i) $6.5 million with respect to the 2013 calendar year and (ii) $7.5 million with respect to the 2014 calendar year and every calendar year thereafter; provided, that if in any calendar year subsequent to 2014, if Economic Income equals or exceeds $50 million, the Threshold shall mean $15 million (the “Top Threshold”). The following Threshold will apply if a Top Threshold is achieved in a calendar year but then in any calendar year subsequent thereto Economic Income less any Economic Income Offset (as defined below) is less than $40 million: (a) $12.5 million if Economic Income less any Economic Income Offset equals or exceeds $35 million and is less than $40 million, (b) $11.125 million if Economic Income less any Economic Income Offset equals or exceeds $30 million and is less than $35 million and (c) $10.0 million if Economic Income less any Economic Income Offset is less than $30 million. The Threshold shall be prorated for the last Calculation Period. For the avoidance of doubt, the Threshold for calendar year 2014 and every calendar year thereafter shall never exceed $7.5 million unless and until Economic Income less any Economic Offset in a prior calendar year has equaled or exceeded $50 million.
d.Proprietary Income Bonus. Subject to the provisions of paragraph 1.g. below, in addition to the Economic Income Bonus, you will be eligible to receive a Proprietary Income Bonus based on the Proprietary Investment Income (as defined below) for each Calculation Period during the Term, payable in the manner set forth in paragraph 1.f. below. Except as provided in the Termination of Employment Paragraph, below, in order to earn and receive the Proprietary Income Bonus you must remain in Good Standing through the end of the calendar year for which any Proprietary Income Bonus is paid. The calculation of Proprietary Investment Income shall be reasonably determined by the Company in consultation with you in accordance with its regular accounting procedures. You are not entitled to receive any minimum Proprietary Income Bonus. For each Calculation Period, the Proprietary Income Bonus shall be an amount equal to 2.0% of the Proprietary Investment Income and is not subject to any threshold (the “Proprietary Income Bonus”).
“Proprietary Investment Income” shall, with respect to a given calendar year, equal the actual “net investment income” (i.e., any trading gains minus any trading losses less any trading related fees, commissions and direct financing expenses) generated in the aggregate by the Seeded Businesses during such calendar year from the Cowen Group’s and its Affiliates (as defined below) proprietary assets managed by the Seeded Businesses (“Prop Assets”) for as long as the Prop Assets are invested in the Seeded Businesses including all periods prior to and following product launch. For avoidance of doubt, Proprietary Investment Income may be positive or negative.
“Seeded Businesses” shall mean portfolio management teams hired and retained by you to manage fiduciary or proprietary capital where the Company or its Affiliates has provided proprietary capital to such team whether (i) to seed an investment vehicle with the intention of establishing a commingled or single investor hedge or mutual fund for purposes of investing in a new strategy or (ii) through a managed account or any other fee paying structure. For purposes of this Employment Agreement, “Affiliates” means, with respect to any entity, any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.
e.Discretionary Bonus. You are eligible to receive a discretionary annual performance bonus (the “Discretionary Bonus”). The Discretionary Bonus will be payable, if at all, in the Company’s complete discretion and shall depend on, among other things, the overall performance of the Company. Accordingly, you understand that the Company is not obligated to pay you a Discretionary Bonus in any given year. Any Discretionary Bonuses is subject to the Company’s then-prevailing bonus and compensation deferral policies as determined by the Compensation Committee of the Board of Directors of Cowen Group, Inc. and shall be paid in accordance with the provisions of paragraph 1.f. below. In order to earn and receive any Discretionary Bonus, you must remain in Good Standing through the end of the fiscal year for which the bonus is paid.
f.Manner of Payment. All compensation payable to you hereunder, which includes Base Salary, Guaranteed Bonus, Economic Income Bonus, Proprietary Income Bonus and Discretionary Bonus (“Total Compensation”), shall be paid as follows: (a) for calendar years 2013 and 2014, (x) with respect to the first one million dollars ($1,000,000) of Total Compensation, (1) 90% of such Total Compensation shall be payable in cash, (2) 5% of Total Compensation shall be payable in deferred cash compensation and (3) 5% of Total Compensation shall be payable in the form of deferred equity compensation consisting of restricted stock, restricted stock units, other stock or security-based awards as determined by the Company, (y) with respect to the portion of Total Compensation in excess of one million dollars ($1,000,000) but less than two million dollars ($2,000,000), (i) 20% of such portion of Total Compensation shall be payable in cash, (ii) 40% of such portion of Total Compensation shall be payable in deferred cash compensation and (iii) 40% of such portion of Total Compensation shall be payable in the form of deferred equity compensation consisting of restricted stock, restricted stock units, other stock or security-based awards as determined by the Company and (z) with respect to the portion of Total Compensation in excess of two million dollars ($2,000,000), (i) 50% of such portion of Total Compensation shall be payable in cash, (ii) 25% of such portion of Total Compensation shall be payable in deferred cash compensation and (iii) 25% of such portion of Total Compensation shall be payable in the form of deferred equity compensation consisting of restricted stock, restricted stock units, other stock or security-based awards as determined by the Company and (b) for calendar years subsequent to 2014, (A) with respect to the first one million dollars ($1,000,000) of Total Compensation, (1) 90% of such Total Compensation shall be payable in cash, (2) 5% of Total Compensation shall be payable in deferred cash compensation and (3) 5% of Total Compensation shall be payable in the form of deferred equity compensation consisting of restricted stock, restricted stock units, other stock or security-based awards as determined by the Company and (B) with respect to the portion of Total Compensation in excess of one million dollars ($1,000,000) (u) 50% of such portion of Total Compensation shall be payable in cash, (v) 25% of such portion of Total Compensation shall be payable in deferred cash compensation and (w) 25% of such portion of Total Compensation shall be payable in the form of deferred equity compensation consisting of restricted stock, restricted stock units, other stock or security-based awards as determined by the Company. The cash portion of Total Compensation (other than Base Salary) will be less applicable tax and payroll deductions, and payable at the same time the Company pays annual bonuses to similarly situated employees, but no later than March 15 following the end of the applicable calendar year. The Company will award any deferred compensation or equity portion of Total Compensation when the cash portion of the Total Compensation (other than Base Salary) is paid and such deferred compensation shall be subject to (including with respect to the vesting schedule) the Company’s then-prevailing bonus and compensation deferral policies as determined by the Compensation Committee of the Board of Directors of Cowen Group, Inc.
g.Bonus Loss Carryforward. In the event the calculation of Proprietary Investment Income with respect to any Calculation Period results in a negative value, you will be responsible for offsetting 2.0% of such negative value (the “Prop Income Offset”) against the Economic Income Bonus for such Calculation Period pursuant to paragraph 1.c. above. To the extent the Prop Income Offset exceeds the Economic Income Bonus in that year, the amount by which the Prop Income Offset exceeds the Economic Income Bonus in that year shall be aggregated with the Prop Income Offset from any prior Calculation Periods, if any, and such aggregate Prop Income Offset shall reduce the Proprietary Income Bonus in each subsequent Calculation Period until such aggregate Prop Income Offset has been fully offset by the positive Proprietary Income Bonus or the Economic Income Bonus in subsequent Calculation Periods. By way of example, if in a Calculation Period there is negative Proprietary Investment Income of $10 million and an Economic Income Bonus of $400,000, the net Economic Income Bonus payable pursuant to paragraph 1.c. above would be $200,000 (Economic Income Bonus of $400,000 less 2.0% of $10 million ($200,000)) and there would be no Prop Income Offset to carry forward in subsequent periods. If in a Calculation Period there is negative Proprietary Investment Income of $10 million and an Economic Income Bonus of $150,000, the net Economic Income Bonus payable pursuant to paragraph 1.c. above would be $0 (Economic Income Bonus of $150,000 less 2.0% of $10 million ($200,000)) with a Prop Income Offset of $50,000 to be carried forward in subsequent periods. In the event the calculation of Economic Income with respect to any Calculation Period results in a negative value (loss for that calendar year), such negative value (the “Economic Income Offset”) shall be aggregated with any Economic Income Offset from any prior Calculation Periods to the extent not offset by prior year Economic Income and such aggregate Economic Income Offset shall reduce the Economic Income in each subsequent Calculation Period until such aggregate Economic Income Offset has been fully offset by positive Economic Income in subsequent Calculation Periods. For the avoidance of doubt, Economic Income Offset does not include any portion of the Prop Income Offset.
2. Benefits. You will be eligible to receive benefits on the same basis as Company employees of a similar position, subject to the terms and eligibility requirements of the Company’s benefit plans. Please visit www.mybenergy.com (username: cowen, password: benefits), our HR portal, for information on the Company’s current benefits and policies, which are subject to change in the Company’s sole discretion.

3.Sign-on Award. The Company shall take all necessary steps to grant you 100,000 restricted shares or stock units of Cowen Group, Inc. (the “Equity Award”). The Equity Award will vest on December 10, 2015 (the “Vesting Date”). Your eligibility to receive the Equity Award and continued vesting is subject to: (i) approval of the New Hire Retention Award Committee; (ii) your execution of a grant agreement governing the grant in the form requested by the Company; and (iii) your Good Standing on the grant date and the Vesting Date. The Equity Award shall be granted pursuant to the Company’s 2010 Equity and Incentive Plan. If the New Hire Retention Award Committee does not approve the Equity Award grant, you will receive the equivalent value in a cash payment on the Vesting Date, provided you remain in Good Standing on the Vesting Date.

4.Termination of Employment.
a. “At will” Employment. Subject to this Employment Agreement, including the attachments hereto, your employment with the Company may be terminated at any time for any reason, because your employment is “at will.” The Company may terminate your employment with or without notice, and you may terminate your employment, other than for Good Reason, by giving ninety (90) days’ notice of your resignation (as more fully set forth in the Notice Obligations in the attached Terms and Conditions of Employment).
b. Termination without Cause. If the Company terminates your employment without Cause (other than due to your death or Disability), or you terminate your employment for Good Reason, the Company’s liability shall be limited to: (i) a lump sum payment in cash in an amount equal to one and a half (1.5) times your annualized Base Salary payable within sixty (60) days of your termination date, (ii) the Guaranteed Bonus shall be payable on or about the date set forth in Paragraph 1.b., to the extent not already paid to you; (iii) the Economic Income Bonus and Proprietary Income Bonus with respect to the last Calculation Period shall be payable on or about the date set forth in Paragraph 1.c. and (iv) any deferred compensation granted to you as part of the Guaranteed Bonus, the Economic Income Bonus, the Proprietary Income Bonus and the Sign-On Award will become vested, and will be distributed to you in accordance with the applicable grant agreement and subject to your prompt satisfaction of any tax obligation related to such vesting.
c. Death or Disability. Your employment shall terminate on your death. If you become Disabled, the Company may terminate your employment if upon written notice to you, you are not able to return to perform the essential duties and responsibilities of your job, with or without reasonable accommodation. If the Company terminates your employment due to your death or Disability, the Company’s liability shall be limited to: (i) a pro-rata share of any Guaranteed Bonus for the year in which your employment terminates, on or about the date set forth in Paragraph 1.b., (ii) a pro-rata share of any Economic Income Bonus and Proprietary Income Bonus for the year in which your employment terminates, on or about the date set forth in Paragraph 1.c., and (ii) any deferred compensation granted to you as part of the Guaranteed Bonus, Economic Income Bonus, Proprietary Income Bonus or Sign-on Award will become vested, and will be distributed to you or your estate in accordance with the applicable grant agreement and subject to your or your estate’s prompt satisfaction of any tax obligation related to such vesting.
d. Resignation/Termination for Cause. You agree that if you resign, other than for Good Reason, or the Company terminates your employment for Cause, you will only receive your Base Salary earned but unpaid as of your termination date. In such event, you will not be eligible to receive or earn any portion of any Guaranteed Bonus and any unvested deferred compensation.
e. Release. Except as provided in Paragraph 4.d., your receipt of any payments and benefits under this Paragraph is contingent upon you executing, delivering, and not revoking a general release of claims in favor of the Company and its affiliates in a form requested by the Company (the “General Release”). Upon receipt of the payments and benefits under this Paragraph, you acknowledge that you are not entitled to any other payments or benefits (e.g., severance) upon the termination of your employment. If you do not sign the General Release within ten (10) days (or longer if required by law for your release to become effective) or you revoke the release (if applicable by law), you will not be entitled to any payments or benefits set forth in this Paragraph. If the payments under this Paragraph could be paid in more than one taxable year depending the date you execute and return the General Release, the payments will be paid in the later year, regardless of when the release becomes irrevocable.
f. Offset. In the event of termination, the Company may offset, to the fullest extent permitted by law, any amounts due to the Company from you, or advanced or loaned to you by the Company, from any monies owed to you or your estate by reason of your termination.
5. Definitions. For the purpose of this Employment Agreement and the attached Terms and Conditions of Employment,
a."Cause" shall mean when the Company, in good faith, determines that any of the following occurs:
i.    your indictment for, conviction of, or plea of guilty or nolo contendere to: (x) a felony; or (y) any other criminal offense: (1) involving moral turpitude, (2) that could serve as the basis for statutory disqualification, or (3) that is related to the performance of your job duties and could result in harm to the Company, its reputation, or its employees;
ii.    Any act of fraud, gross negligence, gross misconduct, or breach of fiduciary duty in the performance of your duties and responsibilities;
iii.    your material violation of or failure to comply with the Company’s material internal policies, including its policies against discrimination, harassment and retaliation, or the rules and regulations of any regulatory or self-regulatory organization with jurisdiction over Cowen;
iv.    your material or continued failure to perform the material duties of your position, including, by way of example and not of limitation, your material or repeated failure or refusal to follow instructions reasonably given by your superiors (unless such instruction would result in an illegal or unethical act); or
v.     your material breach of a material term of your Employment Agreement or your Terms and Conditions of Employment.

If capable of being cured, as determined by the Company in its sole discretion, the Company will provide you with written notice of any grounds for a Cause termination under clauses (iii)-(v) above, and no Cause will exist if you have cured, to the Company’s reasonable satisfaction, within fifteen (15) days of the notice.
b.“Disabled” shall mean your inability to perform the essential duties and responsibilities of your job, with or without reasonable accommodation, for a continuous period of ninety (90) days or more, or for one hundred twenty (120) days or more in a twelve (12) month period, due to a physical, mental or emotional condition or impairment, which period may be extended upon review by the Company of your individual circumstances.
c.“Good Standing” means that you remain actively employed and (i) have not been given notice of the termination of your employment; (ii) have not given notice of your resignation or resigned; and (iii) are not under investigation for conduct that could, in the Company’s good faith determination, result in a termination for Cause.
d.“Good Reason” means without your consent, (i) the Company’s material breach of your Employment Agreement; (ii) a material and permanent diminution in your duties and responsibilities; or (iii) permanently moving your principal place of employment more than fifty (50) miles from the Company’s New York, New York office, other than for disaster planning, business continuity purposes. You cannot resign for Good Reason: (y) if you have already triggered your Notice Obligations; or (z) the Company, in good faith, has diminished your duties or responsibilities, or suspended you, because it reasonably believes that you may have engaged in conduct which could constitute Cause. If you believe Good Reason exists, you shall provide the Company with written notice specifying the alleged Good Reason within ninety (90) days of its initial existence. If the Company cures the Good Reason within thirty (30) days from receiving notice, then no Good Reason shall exist. If the Good Reason has not been cured, your employment will terminate at the end of the thirty (30) day cure period.
6.Indemnification. Your rights to indemnification by the Company shall be substantially the same as the rights provided by Cowen Group, Inc. to its directors and officers pursuant to its Certificate of Incorporation and applicable law.  Additionally, you shall be covered by any D&O Insurance policy maintained by the Cowen Group, Inc. to the same extent as other senior executives of Cowen Group, Inc..
7.Complete Agreement/Severability. This Employment Agreement, including the attached Terms and Conditions of Employment and 409A Disclosure, contains the entire agreement between you and the Company regarding your employment and the subject matters in the Employment Agreement and its attachments, and supersede all prior agreements, representations, promises or understandings, written or oral, pertaining to the subject matter hereof. The provisions of this offer may not be changed or altered except in writing signed by you and a duly authorized agent of the Company. Any provision of this Employment Agreement or the Terms and Conditions of Employment held legally invalid or unenforceable shall not affect the enforceability of the remaining provisions.
8.Choice of Law. The interpretation and application of this Employment Agreement shall be governed by the laws of the State of New York without regard to principles of conflict of laws.
9.Assignment. You acknowledge that the services you provide as an employee are personal in nature, and therefore, agree not to assign your duties under this Employment Agreement. The Company retains the right to assign its rights and obligations under this Employment Agreement to its successors and assigns.
We look forward to you joining the Company. If you accept this offer of employment, please sign and return to me: (1) this Employment Agreement; (2) the attached Terms and Conditions of Employment; and (3) the enclosed Background Release Forms. Should you have any questions, please do not hesitate to contact me. If you do not accept this offer and commence employment by December 15, 2012, this offer is withdrawn.

Sincerely,

Cowen Group, Inc.

By: /s/ Peter A. Cohen Peter A. Cohen Chairman and Chief Executive Officer	By: /s/ Jane Gerhard Jane Gerhard Head of Human Resources

AGREED AND ACCEPTED:

Signed: /s/ Michael Singer             Date: December 5, 2012
Michael Singer

Section 409A Disclosure

Your Employment Agreement is intended to comply with the requirements of Section 409A of the United States Internal Revenue Code (the “Code”) and shall be interpreted accordingly. In the event that any provision of this Employment Agreement would cause it to fail to comply with Section 409A, such provision may be deemed null and void and Cowen and you agree to amend or restructure this Employment Agreement, to the extent necessary and appropriate to avoid adverse tax consequences under Section 409A. To the extent (a) any payments to which you become entitled under Employment Agreement, or any agreement or plan referenced herein, in connection with your separation of service from the Company constitute deferred compensation subject to Section 409A and (b) you are at the time of such separation of service a “specified” employee under Section 409A, then such payment or payments shall not be made or commenced until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is defined below); (ii) the date you become “disabled” (as defined in Section 409A of the Code); or (iii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum. With respect to any determination that the benefits provided for in this letter agreement are subject to Section 409A, then each payment is a separate payment and, to the extent any payment under this Employment Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. For purposes of this Employment Agreement, separation or termination of your employment with, or resignation/voluntary termination from the Company or any affiliate of the Company, shall mean “separation from service” within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the regulations issued under the Code or any successor regulations. In any event, Cowen makes no representations or warranties and shall have no liability to you or any other person if any provisions of or payments under this letter agreement are determined to constitute deferred compensation subject to Code Section 409A, but do not satisfy the conditions of that section.

Terms and Conditions of Employment

In consideration for the Company’s offer of employment and your continued employment, you acknowledge and agree to the following terms and conditions governing your employment (“Terms and Conditions of Employment”). These Terms and Conditions of Employment govern your employment with the Company and your pre- and post-employment obligations. The Terms and Conditions survive the expiration of any employment agreement between you and the Company.

1.Pre-Employment Verifications. The Company’s offer of employment is contingent upon your satisfactory completion of employment, education and reference checks, a credit and criminal background check, and verification of your identity and authorization to legally work in the United States, and all other Company practices and procedures applicable to the hiring process. Any failure to satisfy the Company’s pre-employment requirements will nullify your offer of employment or, in the event you have become an active employee, may result in the termination of employment. Termination of your employment under this Paragraph will be for Cause.

2.Representations and Warranties. You represent and warrant that, to the best of your current knowledge and belief,

a. you are not a party to any agreement or bound by any obligation, restrictive covenant or non-competition agreement that would prohibit you from accepting the Company’s offer or from fully performing your duties and responsibilities with Cowen;

b. you are not and have not been the subject of any investigation related to the performance of your job duties and responsibilities by any prior employer, any governmental or regulatory authority, or any self-regulatory organization; and

c. in connection with your employment with the Company, you will not use any confidential or proprietary information you may have obtained in connection with employment with any prior employer.

3.Licenses and Registration. Your offer of employment and your continued employment is contingent upon your obtaining and maintaining all of the licenses, registrations, and other authorizations necessary for you to conduct the functions of your job.

4.Compliance with Company Policies. Your employment is subject to, and you agree to abide by the Company’s policies including, but not limited to, those contained in the Employee Handbook, the Code of Business Conduct and Ethics, and the Company’s compliance policies and procedures. The Company’s right to modify these policies does not affect your duty to comply with these policies at all times.

5.Notice Obligation. Your employment with the Company may be terminated at any time for any reason, because your employment is “at will.” The Company may terminate your employment with or without notice. As a Managing Director, you shall not terminate your employment without Good Reason without first giving the Company at least (90) days’ prior written notice of your resignation (your “Notice Obligation”, and the period of time, the “Notice Period”). If your corporate title changes, your corporate title at the date of your resignation will govern your Notice Obligation if greater than your current obligation. You must deliver written resignation notice to your manager with a copy to Human Resources by hand, e-mail, or mail with proof of delivery (such as certified mail, UPS, or FedEx). During the Notice Period, you will receive only your Base Salary in accordance with the Company’s payroll practices, and will not be eligible to receive any bonus. The Company retains the right to waive your Notice Period in whole or in part or to place you on paid leave for all or part of the Notice Period. During the Notice Period, the Company may (i) require you to transition your duties and responsibilities; (ii) assign you new or additional duties and responsibilities; or (iii) withdraw any powers vested in, or duties assigned to, you.

6.Non-Solicitation; Non-Interference. You agree that if you voluntarily terminate your employment or if your employment is terminated for any reason, you shall not, for a period of one hundred twenty (120) days after the effective date of your termination, without the Company’s prior written consent, directly or indirectly: (a) solicit or induce, or cause others to solicit or induce, any employees of the Company to leave the Company or in any way modify their relationship with the Company; (b) hire or cause others to hire any employees of the Company ; (c) encourage or assist in the hiring process of any individual who was employed by the Company within the six (6) month period prior to the date of such hiring or in the modification of any such employee’s relationship with the Company, or cause others to participate, encourage or assist in the hiring process of any such employees of the Company; (d) encourage, solicit, or induce, or in any manner attempt to encourage, solicit, or induce, any clients or customers or any prospective clients or customers of the Company, to cease doing business with or reduce the amount of business conducted within the Company, or in any way interfering with the relationship between any such customer, client, prospective customer or prospective client and the Company; or (e) directly or indirectly solicit the trade or patronage of any clients or customers or any prospective clients or customers of the Company with respect to any matters in which the Cowen Group or its subsidiaries or affiliates are active, which includes, but is not limited to, investment banking, sales and trading, research, algorithmic trading, asset management, and/or alternative investments.

7.Non-Compete. You agree that during the period of your employment with the Company and for the period commencing on the date of termination of your employment for any reason and ending one hundred twenty (120) days after such termination, you shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities, anywhere in the United States or elsewhere in the world or in any other jurisdiction in which the Company conducts business. For the avoidance of doubt, nothing herein shall be construed to prohibit you from (i) owning less than two percent (2%) of any publicly held corporation, or (ii) accepting employment with any entity whose business is diversified but which engages in Competitive Activities, so long as you do not, directly or indirectly, render services or assistance to any division, business unit or subsidiary of such entity that is in any way engaged in Competitive Activities. For purposes hereof, “Competitive Activities” shall mean any business activities in which Ramius LLC, or any member or division of the Company that is managed by you, engages (or has committed plans to engage) during the term of your employment, or, for purposes of any period following termination of your employment for any reason, as of the date of such termination; provided, however, that if Ramius LLC, or such member or division of the Company, as applicable, ceases to engage in any business activity for a period of at least six (6) consecutive months following the termination of your employment, the term “Competitive Activity” shall no longer include such business activity.

8.Non-Disclosure of Confidential Information. You shall not at any time, whether during your employment or following the termination of your employment, for any reason whatsoever, directly or indirectly, publish, disclose or furnish to any entity, firm, corporation or person, except as otherwise required by law, any confidential or proprietary information of the Company with respect to any aspect of its operations, business or clients. "Confidential or Proprietary Information" shall mean information generally unknown to the public to which you gain access by reason of your employment by the Company and includes, but is not limited to, information relating to all principals, officers, and employees of the Company, and all present or potential customers, business and marketing plans, sales, trading and financial data and strategies, salaries and employment benefits, legal and/or regulatory matters, and operational costs. Confidential or Proprietary Information shall not include information which you are required to disclose by legal process or as part of your participation in any governmental or regulatory investigation; provided, however, that you will give the Company prompt written notice of the disclosure so that the Company may seek a protective order or waive your compliance with this paragraph.

9.Company Property. All records, files, memoranda, reports, customer information, client lists, documents and equipment relating to the business of the Company shall remain the sole property of the Company. You agree that upon the termination of your employment, you shall provide to the Company all documents, papers, files or other material that are connected with or derived from your services to the Company.

You agree that the Company owns all work product, patents, copyrights and other material produced by you during your employment with the Company, and agree to assist the Company in all reasonable respects to secure or transfer its rights in such materials or intellectual property.

10.Reasonableness of Restrictions. You acknowledge and agree that your Notice, Non-Solicitation, Non-Disclosure, and Company Property obligations are reasonable and valid in duration, scope and in all other respects. You acknowledge further that the restrictions set forth in the Notice, Non-Solicitation, Non-Disclosure, and Company Property paragraphs will not materially interfere with your ability to earn a living following the termination of your employment and that your ability to earn a livelihood without violating such restrictions is a material condition to your employment with the Company. If any court determines that such restrictive covenants, or any part thereof, are invalid or unenforceable, it is the intention of the parties that these paragraphs shall not thereby be terminated but shall be deemed to be amended to the extent required to make them valid and enforceable (but in no event shall any aspect be made more restrictive).

11.Injunctive Relief. In the event you breach your Notice, Non-Solicitation, Non-Disclosure or Company Property obligations, the Company, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights. You acknowledge that the Company shall suffer irreparable harm in the event of a breach or prospective breach of these obligations and that monetary damages would not be adequate relief. Accordingly, the Company shall be entitled to seek injunctive relief in any federal or state court of competent jurisdiction located in New York County, or in any state in which you reside. You further agree that the Company and its affiliates shall be entitled to recover all costs and expenses (including attorneys’ fees) incurred in connection with the enforcement of the Company’s rights.

12.Governing Law/Consent to Jurisdiction. Your employment relationship with the Company, including these Terms and Conditions of Employment, shall be governed by the laws of the State of New York without regard to principles of conflict of laws. You consent that any arbitration with respect to your employment, your Employment Agreement or the Terms and Conditions of Employment, will be brought in the New York County. To the extent you or the Company are permitted to commence a court action, you consent to venue and personal jurisdiction in the state and federal courts in New York County, and you waive any right to a jury trial in any such action.

13.Arbitration. Any disputes arising out of or relating to your employment or the termination of your employment will be submitted to and resolved exclusively by Financial Industry Regulatory Association in accordance with its rules, unless you are not registered or are not subject to FINRA’s jurisdiction, then by the American Arbitration Association (“AAA”) pursuant to the AAA’s Employment Arbitration Rules and Mediation Procedures. In the event of arbitration before the AAA, the arbitrator’s fees and the administrative costs associated with holding the arbitration hearing (e.g., set-up and calendaring, room costs, etc.) will be paid by the Company, however, you will be responsible for paying your own attorney’s fees, witness fees, and all other personal legal expenses related to your legal representation. In agreeing to arbitrate your claims, you recognize that you are waiving your right to a trial in court and by a jury. The arbitration award shall be binding upon you and the Company, and judgment upon the award may be entered in a court of competent jurisdiction. This arbitration provision applies to statutory discrimination, harassment, and retaliation claims under federal, state and local law.

You agree to waive any right to bring, participate in, or recover any relief from a class, collective or other representative action against the Company or its affiliates to the maximum extent permitted by law. If you are included in a class, collective or other representative action, you will take all steps necessary to opt-out of the action or refrain from opting-in. A court must decide any issue concerning the validity of this waiver, and an arbitrator does not have the authority to consider it or to allow you to serve as a representative of others in an arbitration pursuant to the paragraph. If for any reason, a court finds this waiver unenforceable, the class, collective or representative claim may only be heard in court and not arbitrated, and to the fullest extent permitted by law, you waive your right to a jury for any such claims. You retain the right to challenge the validity of this waiver, and you will not be subject to retaliation by the Company for asserting such right.

This Arbitration provision does not apply to: (a) a claim for injunctive relief permitted under your Employment Agreement or these Terms and Conditions of Employment, for which jurisdiction shall be reserved in the federal and/or state courts in New York County, with the parties consenting to personal jurisdiction; (b) any claim arising under Sarbanes-Oxley; and (iii) claims prohibited by law from being arbitrated.

AGREED AND ACCEPTED:

Signed:     /s/ Michael Singer        Date: December 5, 2012
Michael Singer